Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed

Exhibit 10.5

NON-EXCLUSIVE LICENSE AGREEMENT

This Non-Exclusive License Agreement (“Agreement”) is made effective the 5th day of May, 2016 (the “Effective Date”), by and between the Wisconsin Alumni Research Foundation (“WARF”), a nonstock, nonprofit Wisconsin corporation, and Perspectum Diagnostics Ltd (CRN: 09219473) (“Licensee”), a company incorporated under the laws of England and Wales.

WHEREAS, WARF owns certain intellectual property rights to the inventions described in the “Licensed Patents” defined below, and WARF is willing to grant a license to Licensee under any one or all of the Licensed Patents and Licensee desires a license under all of them.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties covenant and agree as follows:

Section 1. Definitions.

For the purpose of this Agreement, the Appendix A definitions shall apply.

Section 2. Grant.

A. License.

WARF hereby grants to Licensee a non-exclusive license under the Licensed Patents to make, have made, use and sell Products or provide Services in the Licensed Field and Licensed Territory.

B. License to WARF.

(i) Licensee hereby grants to WARF a non-exclusive, royalty-free, irrevocable, paid-up license, with the right to grant sub licenses to non-profit research institutions and governmental agencies, to practice and use “Improvements” solely for Non-Commercial Research Purposes.

(ii) In the event that Licensee discontinues the use or commercialization of the Licensed Patents or any Improvements provided for under this Agreement, Licensee hereby agrees to grant to WARF an option to obtain a non-exclusive, royalty-bearing license, with the right to grant sublicenses, to practice and use said Improvements for commercial purposes. Licensee shall provide to WARF written notice that Licensee intends to discontinue such use or commercialization immediately upon making such a decision. WARF’s option with respect to each Improvement shall expire sixty (60) days after W ARF’s receipt of said written notice from Licensee. The failure of WARF to timely exercise its option under this paragraph shall be deemed a waiver of WARF’s option, but only with respect to the Improvement so disclosed.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed

Section 3. Development.

A. Licensee shall use reasonable efforts to develop, manufacture, market, offer for sale and sell Products and/or sell Services in each Licensed Field and Licensed Territory throughout the term of this Agreement. Such activities shall include, without limitation, those activities listed in Licensee’s “Development Plan” attached hereto as Appendix E. Licensee agrees that said Development Plan is reasonable and that it shall take all reasonable steps to meet the development program as set forth therein.

B. Beginning in calendar year 2016 and until the Date of First Commercial Sale, Licensee shall provide WARF with a written Development Report summarizing Licensee’s development activities since the last Development Report and any necessary adjustments to the Development Plan. Licensee agrees to provide each Development Report to WARF on or before thirty (30) days from the end of each semi-annual period ending June 30 and December 31 for which a report is due, and shall set forth in each Development Report sufficient detail to enable WARF to ascertain Licensee’s progress toward the requirements of the Development Plan. WARF reserves the right to audit Licensee’s records relating to the development activities required hereunder. Such record keeping and audit procedures shall be subject to the procedures and restrictions set forth in Section 6 for auditing the financial records of Licensee.

C. WARF represents to Licensee that its intent for requiring Development Reports is to ensure Licensee is using reasonable efforts, and is making reasonable progress, to develop the inventions of the Licensed Patents and that WARF will consider any reasonable request from Licensee to revise the Development Plan in good faith. Licensee warrants that it intends to develop Products and Services for the commercial market. Licensee acknowledges that knowingly providing any false information to WARF regarding Licensee’s development activities hereunder shall be a material breach of this Agreement.

Section 4. Consideration.

A. Execution License Fee; Annual License Fee.

Licensee agrees to pay to WARF an execution license fee of $[**], due on June 1, 2016. In addition, License agrees to pay WARF an annual license fee each calendar year or part thereof during which this Agreement is in effect, starting in calendar year 2016. Such fee shall be due and payable to WARF by December 31st of each calendar year to which the payment applies. Such annual license fee shall be 1.) $[**] for each calendar year where less than [**] Products were sold, leased, or transferred during that calendar year, or 2.) $[**] for each calendar year where [**] or more, but less than [**], Products were sold, leased, or transferred during that calendar year, or 3.) $[**] for each calendar year where [**] or more Products were sold, leased, or transferred during that calendar year. For the avoidance of doubt, the annual license fee shall not apply to the sale or provision of the Service(s).

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed

B. Royalty.

In addition to the Section 4A execution license fee and annual license fee, Licensee agrees to pay to WARF as “earned royalties” a royalty calculated as a percentage of the Selling Price of Products or Services in accordance with the terms and conditions of this Agreement. The royalty is deemed earned as of the earliest of the last day of the month following the month the Product is actually transferred (or the Service is provided, performed or rendered) or the date consideration is actually received. The royalty shall remain fixed while this Agreement is in effect at a rate of [**] percent ([**]%) of the Selling Price of Products and [**] percent ([**]%) of the Selling Price of the Services. However, such royalty shall not exceed $[**] per single unit of Product sold, leased or transferred and $[**] per single performance of a Service rendered or provided; for clarity, the foregoing cap applies on a per unit basis (and not a per customer or per type of Service provided - further, if Licensee provides a customer the same type of Service multiple times in a given single order, it is clarified that the cap will apply on each provision of such Service and not on the grouping of such Services provided).

(i) If Licensee is required to pay royalties to one or more independent third parties during any calendar year to obtain a license or similar right in the absence of which Licensee could not legally make, use or sell Products, then the royalty payable hereunder will be reduced by [**] percent ([**]%) for each additional [**] percent ([**]%) of royalties payable for all of the additional licensing components, to WARF. Notwithstanding the foregoing, in no event shall the royalty due WARF be reduced to less than [**] percent ([**]%).

C. Patent Fees and Costs.

Licensee agrees to reimburse WARF $[**] towards the costs incurred by WARF 111 filing, prosecuting and maintaining the Licensed Patents as follows:

(i) $[**] due within thirty (30) days of execution of this Agreement; and

(ii) $[**] due within thirty (30) days of the date Licensee’s cumulative sales of Products (i.e., gross revenue based on cumulative Selling Price of Products) reaches $[**].

D. Accounting; Payments.

(i) Amounts owing to WARF under Section 4B shall be paid on a quarterly basis, with such amounts due and received by WARF on or before the thirtieth (30th) day following the end of the calendar quarter ending on March 31, June 30, September 30 or December 31 in which such amounts were earned. The balance of any royalty and non-royalty amounts owed to WARF under this Agreement which remain unpaid more than thirty (30) days after they are due to WARF shall accrue interest until paid at the rate of the lesser of (a) the Prime Rate published in the Wall Street Journal plus [**] basis points or (b) the maximum rate permitted by law. However, in no event shall this interest provision be construed as a grant of permission for any payment delays.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed

(ii) Except as otherwise directed, all amount owing to WARF under this Agreement shall be paid in U.S. dollars to WARF at the address provided in Section 16(i) or paid via wire transfer if agreed upon. All royalties owing with respect to Selling Prices and other fees stated in currencies other than U.S. dollars shall be converted at the rate shown in the Federal Reserve on Valuation Value of Foreign Currencies on the day preceding the payment. WARF is exempt from paying income taxes under U.S. law. Therefore, all payments due under this Agreement shall be made without deduction for taxes, assessments, or other charges of any kind which may be imposed on WARF by any government outside of the United States or any political subdivision of such government with respect to any amounts payable to WARF pursuant to this Agreement. All such taxes, assessments, or other charges that may reduce WARF’s net royalties, such as bank transfer fees, shall be assumed by Licensee.

(iii) A full accounting showing how any amounts owing to WARF under Section 4B have been calculated shall be submitted to WARF on the date of each such payment. For royalties, such accounting shall be on a per country and product line, model or tradename basis and shall be summarized on the form shown in Appendix C of this Agreement. Such accounting shall include completing the quarterly royalty forecast section of Appendix C. In the event no payment is owed to WARF, a statement setting forth that fact shall be supplied to WARF.

Section 5. Certain Warranties.

A. WARF warrants that except as otherwise provided under Section 14 of this Agreement with respect to U.S. Government interests, it is the owner of the Licensed Patents or otherwise has the right to grant the licenses granted to Licensee in this Agreement. However, nothing in this Agreement shall be construed as:

(i) a warranty or representation by WARF as to the validity or scope of any of the Licensed Patents;

(ii) a warranty or representation that anything made, used, sold or otherwise disposed of under the license granted in this Agreement will or will not infringe patents of third parties; or

(iii) an obligation to file or maintain any patent application or patent under the Licensed Patents or to furnish any know-how not provided in the Licensed Patents or any services other than those specified in this Agreement.

B. WARF MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO THE USE, SALE, OR OTHER DISPOSITION BY LICENSEE OR ITS VENDEES OR OTHER TRANSFEREES OF PRODUCTS OR SERVICES INCORPORATING, UTILIZING, OR MADE BY USE OF INVENTIONS LICENSED UNDER THIS AGREEMENT.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed

Section 6. Recordkeeping.

A. Licensee shall keep books and records sufficient to verify the accuracy and completeness of Licensee’s accounting referred to above, including without limitation inventory, purchase and invoice records relating to the Products or their manufacture, provision or performance and the Services. In addition, Licensee shall maintain documentation evidencing that Licensee is in fact pursuing the development of Products and Services as required herein. Such documentation may include, but is not limited to, invoices for studies advancing the development of Products and Services, laboratory notebooks, internal job cost records, and filings made to the Internal Revenue Department to obtain tax credit, if available, for research and development of Products and Services. Such books and records shall be preserved for a period not less than six (6) years after they are created during and after the term of this Agreement.

B. Licensee shall take all steps necessary so that WARF may within thirty (30) days of its request review and copy all the books and records at a single U.S. location to allow WARF to verify the accuracy of Licensee’s royalty reports and Development Reports. Such review may be performed by any employee of WARF as well as by any attorney or registered CPA designated by WARF upon reasonable notice and during regular business hours.

C. If a royalty payment deficiency is determined, Licensee shall pay the royalty deficiency outstanding within thirty (30) days of receiving written notice thereof, plus interest on outstanding amounts as described in Section 4D(i).

D. If a royalty payment deficiency for a calendar year exceeds the lesser of [**] percent ([**]%) of the royalties paid for that year or [**] ($[**]), then Licensee shall be responsible for paying WARF’s reasonable and properly incurred out-of-pocket expenses relating to such review.

Section 7. Term and Termination.

A. The term of this Agreement and the license(s) granted hereunder shall begin on the Effective Date and continue until this Agreement is terminated as provided herein or until the earlier of the date that no Licensed Patent remains an enforceable patent or the payment of earned royalties under Section 4B, once begun, ceases for more than four (4) calendar quarters.

B. Licensee may terminate this Agreement at any time by giving at least ninety (90) days written and unambiguous notice of such termination to WARF. Such a notice shall be accompanied by a statement of the reasons for termination.

C. WARF may terminate this Agreement by giving Licensee at least ninety (90) days written notice if the Date of First Commercial Sale does not occur on or before December 31, 2018.

D. If Licensee at any time defaults in the timely payment of any monies due to WARF or the timely submission to WARF of any Development Report, fails to actively or use reasonable efforts to pursue the Development Plan, or commits any breach of any other covenant herein contained, and Licensee fails to remedy any such breach or default within ninety (90) days after written notice thereof by WARF, or if Licensee commits any act of bankruptcy, becomes insolvent, is unable to pay its debts as they become due, files a petition under any bankruptcy or insolvency act, or has any such petition filed against it which is not dismissed within sixty (60) days, or offers any component of the Licensed Patents to its creditors, WARF may, at its option, terminate this Agreement immediately by giving notice of termination to Licensee.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed

E. Upon the termination of this Agreement, Licensee shall remain obligated to account for and to pay royalties earned up to the date of the termination and any annual license fee shall be prorated as of the date of termination by the number of days elapsed in the applicable calendar year. Licensee shall also remain obligated to pay all other amounts owed under this Agreement to WARF prior to termination. Such accountings and payments shall be due within thirty (30) days of termination.

F. Waiver by either party of a single breach or default, or a succession of breaches or defaults, shall not deprive such party of any right to terminate this Agreement in the event of any subsequent breach or default.

Section 8. Assignability.

This Agreement may not be transferred or assigned by Licensee, whether pursuant to a change-of-control event or otherwise, without the prior written consent of WARF.

Section 9. Contest of Validity.

A. Licensee must provide WARF at least three (3) months prior written notice before filing any action that contests the validity of any Licensed Patent during the term of this Agreement.

B. In the event Licensee files any action contesting the validity of any Licensed Patent, Licensee shall pay a royalty rate of two (2) times the royalty rate specified in Section 4B of this Agreement for all Products and Services sold during the pendency of such action. Moreover, should the outcome of such contest determine that any claim of a Licensed Patent challenged by Licensee is valid and would be infringed by a Product or Service sold by Licensee if not for the license granted by this Agreement. Licensee shall thereafter, and for the remaining term of this Agreement, pay a royalty rate of three (3) times the royalty rate specified in Section 4B of this Agreement.

C. In the event that Licensee contests the validity of any Licensed Patent during the term of this Agreement, Licensee agrees to pay to WARF all royalties due under the Agreement during the period of challenge. For the sake of clarity, Licensee shall not pay such amounts into any escrow or other account, but directly to WARF, and such amounts shall not be refunded.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed

Section 10. Enforcement.

WARF intends to use all reasonable efforts to protect the Licensed Patents against infringers or otherwise act to eliminate infringement when, in WARF’s sole judgment, such action may be necessary, proper, justified and makes reasonable business sense considering all factors. In the event that Licensee believes there is infringement of any Licensed Patent under this Agreement which is to its substantial detriment, Licensee shall provide WARF with notification and reasonable evidence of such infringement. Upon request by WARF, Licensee will provide WARF with such assistance and information as may be useful to WARF in connection with WARF’s taking such action (if the cause of action arose during the term of this Agreement and WARF reimburses Licensee for Licensee’s reasonable out-of-pocket expense).

Section 11. Patent Marking.

Licensee shall mark all Products, Product packaging and Services (marking invoices or posting on website) with the appropriate patent number reference in compliance with the requirements of U.S. law, 35 U.S.C. § 287.

Section 12. Product Liability: Conduct of Business.

A. Subject to the conditions herein and the limitations in 12C, Licensee shall, at all times during the term of this Agreement and thereafter, indemnify, defend and hold WARF and the inventors of the Licensed Patents (as named in the applications included in Appendix B) harmless against all claims and expenses, including reasonable and properly incurred legal expenses and attorneys fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sale, use, lease, provision, rendering, consumption or advertisement of Products and Services arising from any right or obligation of Licensee hereunder. WARF at all times reserves the right to select and retain counsel of its own to defend WARF’s interests. Licensee’s responsibility to indemnify is conditional on WARF discharging the following obligations. If any third party makes a claim, or notifies an intention to make a claim, against WARF which may reasonably be considered likely to give rise to a liability under this indemnity (a “Claim”), WARF shall (i) provide Licensee with prompt written notice of the Claim with sufficient detail for the Licensee to assess the nature and extent of the Claim (provided however that the failure or delay to do so shall not relieve Licensee of any obligation or liability that it may have), (ii) give Licensee information and assistance reasonably necessary for Licensee to defend the Claim, and (i ii) grant Licensee control of the defense of the Claim (so long as such defense unconditionally releases the indemnitee(s) from all liability). WARF may engage its own counsel, at its own expense, to advise and defend W ARF’s interests in connection with any such Claim.

B. Licensee warrants that it now maintains and will continue to maintain liability insurance coverage appropriate to the risk involved in marketing and providing the Products and/or Services subject to this Agreement and that such insurance coverage lists WARF and the inventors of the Licensed Patents as additional insureds. Upon WARF’s request, Licensee will present evidence to WARF that such coverage is being maintained.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed

C. Nothing in this Agreement shall exclude or limit any liability for fraud or fraudulent misrepresentation.

Section 13. Use of Names.

Licensee shall not use WARF’s name, the name of any inventor of inventions governed by this Agreement, or the name of the University of Wisconsin in sales promotion, advertising, or any other form of publicity without the prior written approval of the entity or person whose name is being used.

Section 14. United States Government Interests.

It is understood that if the United States Government (through any of its agencies or otherwise) has funded research, during the course of or under which any of the inventions of the Licensed Patents were conceived or made, the United States Government is entitled, as a right, under the provisions of 35 U.S.C. §§ 200 212 and applicable regulations of Chapter 37 of the Code of Federal Regulations, to a non-exclusive, non-transferable, irrevocable, paid-up license to practice or have practiced the invention of such Licensed Patents for governmental purposes. Any license granted under this Agreement to Licensee shall be subject to such right.

Section 15. Miscellaneous.

This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Wisconsin. If any provisions of this Agreement are or shall come into conflict with the laws or regulations of any jurisdiction or any governmental entity having jurisdiction over the parties or this Agreement, those provisions shall be deemed automatically deleted, if such deletion is allowed by relevant law, and the remaining terms and conditions of this Agreement shall remain in full force and effect. If such a deletion is not so allowed or if such a deletion leaves terms thereby made clearly illogical or inappropriate in effect, the parties agree to substitute new terms as similar in effect to the present terms of this Agreement as may be allowed under the applicable laws and regulations. The parties hereto are independent contractors and not joint ventures or partners.

Section 16. Notices.

Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given at the earlier of the time when actually received as a consequence of any effective method of delivery, including but not limited to hand delivery, transmission by telecopier, electronic transmission, i.e., email, or delivery by a professional courier service or the time when sent by certified or registered mail addressed to the party for whom intended at the address below or at such changed address as the party shall have specified by written notice, provided that any notice of change of address shall be effective only upon actual receipt.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed

(i)	Wisconsin Alumni Research Foundation

Attn: Contracts Manager

614 Walnut Street

Madison, Wisconsin 53726

Phone: (608) 263-2500

Facsimile: (608) 263-1 064

Email: contracts@warf.org

(ii)	Perspectum Diagnostics Ltd

Attn: Legal Counsel

Oxford Centre for Innovation, New Road,

Oxford, OXI 1 BY, UK

Phone: 01865 26145 7

Facsimile: NIA

Email: info@perspectum-diagnostics.com

Copied to: michelle.harte@perspectum-diagnostics.com

Section 17. Integration.

This Agreement constitutes the full understanding between the parties with reference to the subject matter hereof, and no statements or agreements by or between the parties, whether orally or in writing except as provided for elsewhere in this Section 17, made prior to or at the signing hereof, shall vary or modify the written terms of this Agreement. Neither party shall claim any amendment, modification, or release from any provisions of this Agreement by mutual agreement, acknowledgment, or otherwise, unless such mutual agreement is in writing, signed by the other party, and specifically states that it is an amendment to this Agreement.

Section 18. Confidentiality.

A. The parties hereto agree to keep any information identified as confidential by the disclosing party, confidential using methods at least as stringent as each party uses to protect its own confidential information. “Confidential Information” shall include the terms of this Agreement, Licensees Development Plan and Development Reports, Royalty Reports and forecasts, the Licensed Patents and all information concerning them and any other information marked confidential or accompanied by correspondence indicating such information is exchanged in confidence between the parties and where verbally communicated is either identified at the time of disclosure as being confidential or confirmed within 15 working days of such verbal disclosure as being confidential. Except as may be authorized in advance in writing by WARF, Licensee shall only grant access to W ARF’s Confidential Information to its employees, officers or consultants involved in research relating to the Licensed Patents. Licensee shall require all such employees, officers or consultants to be bound by terms of confidentiality no less restrictive than those set forth in this Section 18. Licensee shall not use any Confidential Information to WARF’s detriment, including, but not limited to, claiming priority to the Licensed Patents in any patent prosecution.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed

The confidentiality and use obligations set forth above apply to all or any part of the Confidential Information disclosed hereunder except to the extent that:

(i) the receiving party can show by written record that it possessed the information prior to its receipt from the disclosing party;

(ii) the information was already available to the public or became so through no fault of the receiving party;

(iii) the information is subsequently disclosed to the receiving party by a third party that has the right to disclose it free of any obligations of confidentiality;

(iv) the receiving parry can establish by competent proof was independently developed by officers or employees of the receiving party who had no knowledge of the disclosing party’s Confidential Information;

(v) the information is required by law, rule, regulation or judicial process to be disclosed (if such requirement rises, the party requested to disclose the Confidential Information of the other party shall, prior to any such disclosure, promptly notify said party and provide assistance in any reasonable effort to obtain confidential treatment with respect to such disclosure); or

(vi) seven (7) years have elapsed from the expiration of this Agreement.

Section 19. Authority.

The persons signing on behalf of WARF and Licensee hereby warrant and represent that they have authority to execute this Agreement on behalf of the party for whom they have signed.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the dates indicated below.

WISCONSIN ALUMNI RESEARCH FOUNDATION

By:	/s/ Leigh Cagan	Date:	May 26, 2016
Leigh Cagan, Chief Technology Commercialization Officer

PERSPECTUM DIAGNOSTICS LTD

By:	/s/ Dan Green	Date:	May 26, 2016
Dan Green, Chief Operating Officer

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed

APPENDIX A

A. “Date of First Commercial Sale”‘ shall mean the date when cumulative sales to the retail market of Products and Services exceeds $[**].

B. “Development Report”‘ shall mean a written account of Licenee’s progress under the Development Plan having at least the information specified on Appendix D to this Agreement.

C. “Improvements” shall mean any patented modification of an invention described in the Licensed Patents owned or controlled by Licensee that (1) would be infringed by the practice of an invention claimed in the Licensed Patents; or (2) if not for the license granted under this Agreement, would infringe one or more claims of the Licensed Patents.

D. “Licensed Field” shall be limited to the field of magnetic resonance imaging analytic and diagnostics.

E. “Licensed Patents” shall refer to and mean those patents and patent applications listed on Appendix B attached hereto in countries in the Licensed Territory, and any divisional, continuation (but not continuation-in-part) or re-examination application thereof and each patent that issues or reissues from any such application added to Appendix B, to the extent that Licensee reimburses WARF towards Patent Fees and Costs for each such application filed as outlined in Section 4C.

F. “Licensed Territory” shall be the United States and those countries or regions expressly identified in Appendix B.

G. “Non-Commercial Research Purposes” shall mean the use of the inventions of the Licensed Patents and/or Improvements for academic research purposes or other not-for-profit or scholarly purposes not involving the use of the inventions of the Licensed Patents or Improvements to perform services for a fee or for the production or manufacture of products for sale to third parties.

H. “Products” shall refer to and mean any and all products that employ or are in any way produced by the practice of an invention claimed in the Licensed Patents or that would otherwise constitute infringement of any claims of the Licensed Patents.

I. “Services” shall refer to and mean any and all services that employ or are in any way delivered, provided or rendered by the practice of an invention claimed in the Licensed Patents or that would otherwise constitute infringement of any claims of the Licensed Patents.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed

J. “Selling Price” shall mean the total consideration received by Licensee from the end user for the supply of a Product or provision, rendering or delivery of a Service in the Licensed Territory, less (but only to the extent the following deductions (i) are actually provided and not already accounted for in the billed or invoiced amount that was actually received, (ii) relate specifically to the Products or Service, (iii) are reasonable and in the ordinary course of trade, and (iv) are not provided in exchange for anything of value, including without limitation data, commitments to purchase other products or services separately or bundled with Products or Services), forgiveness of payment for Products or Services in exchange for, or in association with payment on amounts due for other products or services or anything else the customer would otherwise have to pay or provide other consideration for to obtain): any costs of packing, insurance, transport, delivery, sales value added or any other government taxes, duties or levies, and customary trade discounts or allowances granted for returned Products. The “Selling Price” for a Product or Service that is transferred or provided to a third party for promotional purposes for (use, in the case of a Product) more than two (2) calendar months without charge or at a discount shall be the average invoice price to the end user of that type of Product or Service during the applicable calendar quarter.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed

APPENDIX B

LICENSED PATENTS

REFERENCE NUMBER	COUNTRY	APPLICATION SERIAL NUMBER	PATENT NUMBER

Magnetic resonance spectroscopy of species with multiple peaks ([**])

P06190US	United States		7,202,665
P06190JP	Japan		5196408
P06l90NL01	Netherlands		2008118
P06190DE01	Germany		602007021759.8

Methods for fat quantification with correction for noise bias ([**])

P07150US	United States		8,000,769
P07150US02	United States		8,527,031

Method for water-fat separation and T2* estimation in an MRI system employing multiple fat spectral peaks and fat spectrum self-calibration ([**])

P08034US	United States		7,924,003

Method for separating magnetic resonance imaging signals using spectral distinction of species ([**])

IP090389USO1	United States		8,373,415

Method for R2* quantification with magnetic resonance imaging ([**])

P110135US01	United States		8,854,038
P110135EP	European Patent Office	12720313.1

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed

APPENDIX C

WARF ROYALTY REPORT

Licensee:

Inventor:

Period Covered: From:

Prepared By:

Approved By:

Agreement No:

P#:

Through:

Date:

Date:

If license covers several major product or service lines, please prepare a separate report for each line. Then combine all product and service lines into a summary report.

Report Type:	Single Products/Services Line Report:

Multiproduct/service Summary Report. Page 1 of Pages

Product/Service Line Detail. Line: Tradename: Page:

Report Currency:	U.S. Dollars Other

Country	Gross Sales	* Less: Allowances	Net Sales	Royalty Rate	Period Royalty Amount
					This Year	Last Year

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed

TOTAL:

Total Royalty:              Conversion Rate:              Royalty in U.S. Dollars: $

The following royalty forecast is non-binding and for WARF’s internal planning purposes only:

Royalty Forecast Under This Agreement: Next Quarter:          Q2:          Q3:          Q4:

*	On a separate page, please indicate the reasons for returns or other adjustments if significant. Also note any unusual occurrences that affected royalty amounts during this period.

To assist WARF’s forecasting, please comment on any significant expected trends in sales volume.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed

APPENDIX D

DEVELOPMENT REPORT

A.	Date development plan initiated and time period covered by this report.

B.	Development Report (4-8 paragraphs).

1.	Activities completed since last report including the object and parameters of the development, when initiated, when completed and the results.

2.	Activities currently under investigation, i.e., ongoing activities including object and parameters of such activities, when initiated, and projected date of completion.

C.	Future Development Activities (4-8 paragraphs).

1.	Activities to be undertaken before next report including, but not limited to, the type and object of any studies conducted and their projected starting and completion dates.

2.	Estimated total development time remaining before a product and service will be commercialized.

D.	Changes to Development Plan submitted to WARF (2-4 paragraphs).

1.	Reasons for change.

2.	Variables that may cause additional changes.

E.	Items to be provided if applicable:

1.	Information relating to Product and/or Service that has become publicly available, e.g., published articles, competing products, services, patents, etc.

2.

Development work being performed by third parties other than Licensee to include name of third party, reasons for use of third party, planned future uses of third parties including reasons why and type of work.

3.	Update of competitive information trends in industry, government compliance (if applicable) and market plan.

PLEASE SEND DEVELOPMENT REPORTS TO:

Wisconsin Alumni Research Foundation

Attn.: Contracts Manager

614 Walnut Street

Madison, WI 53 726

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed

APPENDIX E

DEVELOPMENT PLAN

A.	Development plan period: 1 May 2015 through 1 November 2016

B.	Development activities:

Date	Development activity	Test	Status
5/2015	Fat phantom specification and build	Validate with Magnetic Resonance Spectroscopy & 3-point DIXON	Complete
6/2015-7/2015	Prototype IDEAL processing algorithm (Matlab)	Apply processing to phantom scans	Complete
7/2015-8/2015	Implement multi-peak fat spectrum (Matlab)	Test on phantom scans	Complete
8/2015-9/2015	Noise bias correction (Matlab)	Test on phantom scans	Complete
9/2015-10/2015	Hybrid magnitude /complex processing (Matlab)	Test on phantom scans	Complete
11/2015-2/2016	Fat peak self-calibration (Matlab)	Test on phantoms and synthetic data	Complete
3/2015-5/2016	Improved BO compensation (Matlab)	Test on phantoms	Ongoing
5/2016-6/2016	R2* mapping (Matlab)	Test on phantoms and synthetic data	Not started
6/2016	IDEAL processing module in Matlab prototype	** IDEAL available for investigational studies * *	Ongoing
1/2016-4/2016	Protocol optimization (Scanner config 1)	Phantom and volunteer scans	Ongoing
1/2016-4/2016	Protocol optimization (Scanner config 2)	Phantom and volunteer scans	Ongoing
5/2016-8/2016	Protocol optimization (Scanner config 3)	Phantom and volunteer scans	Not started

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed

5/2016-8/2016	Protocol optimization (Scanner config 4)	Phantom and volunteer scans	Not started
6/2016-8/2016	Write software / algorithmic specifications	Tests on synthetic phantoms	Not started
9/2016-11/2016	Build IDEAL processing module into LiverMultiScan	Phantom and volunteer scans ** IDEAL available for clinical studies & service **	Not started